Filed Pursuant to Rule 433
Dated September 12, 2007
Registration Statement No. 333-136056
American General Finance Corporation
Medium-Term Notes, Series J
Due Nine Months or More From Date of Issue
Floating Rate Medium-Term Notes, Series J, Due September 18, 2008

Issuer:	American General Finance Corporation
Issue of Securities:	Floating Rate Medium-Term Notes, Series J, due September
18, 2008
Specified Currency:	U.S. Dollars
Principal Amount:	$650,000,000
Interest Rate:	3-Month USD LIBOR + 25 bps
Spread (+/-):	+ 25 bps
Reporting Service:	LIBOR Reuters
Initial Interest Rate:	To be determined on September 14, 2007
Interest Reset Dates:	Quarterly on the 18th of each March, June, September and
December
Interest Payment Dates:	Quarterly on the 18th of each March, June, September and
December, commencing December 18, 2007
Stated Maturity:	September 18, 2008
Public Offering Price:	100.00%
Agents’ Discount or Commission:	0.05%
Net Proceeds to Issuer:	$649,675,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	September 18, 2007 (T + 4)
CUSIP:	02635P TN 3
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
(stable / stable / stable)
Joint Book Runners:	ABN AMRO Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling (i) ABN AMRO Incorporated toll-free at 1-888-226-3756, (ii) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (iii) HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or (iv) J.P. Morgan Securities Inc. collect at 1-212-834-4533.
Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006